ILLUMINATED MEDIA INC.

                                SUPPLEMENT NO. 1
                       TO PROSPECTUS, DATED JULY 24, 1977

                                                              Rules 424(b)(3)
                                                                    424(c)
                                                              333-22443

1. Effective September 22, 1997, Illuminated Media Inc. (the "Company") and Tuschner & Co., Inc. (the "Underwriter") extended the Company's offering for an additional period of 30 days until October 22, 1997, as is permitted by the Impoundment Agreement, because the minimum amount had not been received by September 22, 1997.

2. The Company's unaudited financial results for its second fiscal quarters ended August 31, 1997 and 1996, were as follows:

                             3 MONTHS ENDED                  6 MONTHS ENDED
                          ---------------------          ----------------------
                          8/31/97       8/31/96           8/31/97      8/31/96
                          --------      --------         ---------     --------
      Revenue             $ 25,954      $ 62,678         $  67,048     $122,816
      Total Expenses        94,951        88,354           199,586      170,690
      Net Loss             (68,997)      (25,676)         (132,538)     (47,874)

3. During the period July 24, 1997, through October 2, 1997, the Company sold an additional $8,000 of Debentures, accompanied by warrants for 2,668 shares.

4. On September 29, 1997, Gail Emerson, a director and Secretary of the Company, resigned for personal reasons.

                The date of this Supplement is October 2, 1997